Exhibit 107
Calculation of Filing Fee Table
FORM S-3
(Form Type)
AMERIPRISE FINANCIAL, INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
	Newly Registered Securities
Fees to Be Paid	Debt	4.500% Senior Notes due 2032	457(r)	$500,000,000	99.976%	$499,880,000	0.0000927	$46,338.88
The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate offering price of that offering is $499,880,000.